Montpelier Re Holdings Ltd. Announces Forward Equity Transaction

Hamilton, Bermuda – May 31, 2006 – Montpelier Re Holdings Ltd. (NYSE: MRH) (the “Company”) announced today that it has entered into two equity forward sale agreements under which it is entitled to sell common shares to an affiliate of Credit Suisse Securities (USA) LLC (the “forward counterparty”) for proceeds of approximately $180 million (or $205 million if the underwriter exercises its over allotment option).

Kip Oberting, Chief Financial Officer of Montpelier, said “The underwriting environment in our core lines of business is presently attractive. The investment of $100 million agreed to last week by WL Ross & Co. and the variable forwards agreed to today offer us a committed source of additional equity capital.”

“Pro forma for the notional amount of these two forward sale agreements, and third party capital in joint ventures, we now underwrite in respect of over $2 billion in capital. This is more than we have ever had and is consistent with our philosophy of right sizing our capital around our underwriting opportunities.”

The Company has entered into two forward sale agreements which provide the ability to access equity capital at any time over the respective terms of the agreements, while also allowing Montpelier to retain significant appreciation in the price of any shares issued at the forward sale maturities.

The first forward sale agreement settles beginning in March 2007 and the second settles beginning in March 2008. Upon full physical settlement of the forward sale agreements, Montpelier will deliver to the forward counterparty a number of common shares based on the average market price of the common shares at that time, subject to the specified minimum and maximum number of shares. At higher stock prices the Company will issue a smaller number of shares and at lower stock prices the Company will issue a larger number of shares. This variability in number of shares delivered to the forward counterparty provides Montpelier with the right to retain upside in all of the shares at least up to a specified dollar threshold. In lieu of issuing common shares in full physical settlement of the forward sale agreements at maturity, the Company may elect to net share settle or cash settle the forward sale agreements. In connection with the forward sale agreements, Montpelier may make an aggregate payment to the forward counterparty of up to $5 million.

In order to hedge its position under the forward sale agreements, the forward counterparty, through its affiliate, Credit Suisse Securities (USA) LLC, acting as sole book-runner of the offering, is initially selling the Company’s common shares in a public offering, and will sell additional shares in the future from time to time in connection with the forward sale agreements. These offerings will be made under the Company’s currently effective shelf registration statement. Credit Suisse Securities (USA) LLC has been granted an option to purchase additional common shares to cover over-allotments.

The common shares to be sold by the forward counterparty will be borrowed from one or more third-party share lenders or will be acquired from the Company pursuant to a share issuance agreement that is separate from the forward agreements. Montpelier will receive from the forward counterparty the par value of the shares as proceeds from the sale under the share issuance agreement and will have the right to repurchase the shares back from the forward counterparty, subject to applicable law, for a nominal amount at any time.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the common shares in any state in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

A prospectus supplement relating to the offering will be filed with the Securities and Exchange Commission. When available, copies of the prospectus supplement and accompanying base prospectus relating to the offering may be obtained from Credit Suisse Securities (USA) LLC, Prospectus Department, One Madison Avenue, New York, NY 10010.

CONTACT: Montpelier Re Holdings Ltd.
Media: Keil Gunther, Communications Manager, 441-297-9570
or
Investor Relations: William Pollett, Treasurer, 441-297-9576

Source: Montpelier Re Holdings Ltd.